Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the Forum Funds. Such references are included in the Statement of Additional Information of the Beck, Mack & Oliver Partners Fund.

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania
November 19, 2009